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THE LOEWEN GROUP INC.

(NYSE, TSE, ME: LWN)
     NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222


                              FOR IMMEDIATE RELEASE



                 LOEWEN GROUP REPORTS 1998 THIRD QUARTER RESULTS

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VANCOUVER, BC, November 5, 1998 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN)
today reported that revenues for the third quarter ended September 30, 1998 were $265.2 million, a decrease of 3.3 percent from revenues of $274.1 million in the same quarter last year. The Company reported a net loss of $32.4 million, compared to a net loss of $40.3 million in the prior comparable quarter. On a fully diluted basis, the Company reported a loss of $0.47 per share, compared to a fully diluted loss per share of $0.58 in the third quarter of 1997. The third quarter of 1997 included restructuring, strategic initiative and other charges aggregating to $0.74 per share. The results for the third quarter of 1998 included a number of adjustments and write-offs aggregating $57.9 million on a pre-tax basis or $0.53 per share. The significant components of these adjustments and write-offs are discussed below.

"The Company's financial and operating performance has clearly failed to meet our expectations and those of our shareholders," said Robert B. Lundgren, the recently appointed President, Chief Executive Officer and Co-Chairman of the Company. "I am determined that this will change, and that the change will begin immediately," he said.

"The main reason for the weak performance has been the Company's aggressive


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acquisition strategy in recent years, which did not allow enough time to fully integrate new properties," Mr. Lundgren noted. "As a result, we have reduced acquisitions to an absolute minimal level to focus management attention on cost reductions, efficiency gains and general improvement in cash flow from the Company's existing assets," he said.

In the third quarter ended September 30, 1998, funeral home division revenues increased 8.3 percent to $152.1 million compared to revenues of $140.4 million in the comparable 1997 quarter. The increase in revenues as a result of acquisitions was offset by a 3.8 percent decline in revenues from same store locations, reflecting the 4.3 percent decline in volumes at same store locations. Same store gross margin for the quarter increased to 33.5 percent in 1998 from 29.0 percent in 1997 as costs decreased 9.9 percent.

Funeral home gross profits were $50.4 million compared to $42.8 million in the same quarter a year ago. Overall, funeral home gross margin increased to 33.1 percent compared to 30.5 percent in the quarter last year, reflecting the impact of lower operating costs.

Although gross cemetery sales increased to $113.7 million in the third quarter of 1998 from $101.1 million in 1997, cemetery revenues decreased to $89.9 million from $109.6 million as a result of an increase in the allowance for preneed cemetery receivables, an increase in imputed interest and lower than expected realization of investment income from the perpetual care and merchandise trust funds. Sales were also lower than expected because the number of preneed sales employees was less than planned. Gross profits from cemetery operations were $9.5 million in the third quarter of 1998 compared to $26.4 million in the comparable quarter a year ago, and cemetery gross margin was 10.6 percent, compared to 24.1 percent for the third quarter of 1997. The Company has still not reached its desired level of preneed salesforce.

The Company's cemetery results were also affected by (i) a further increase to the allowance for pre-need cemetery receivables as indicated by a worsening trend in the third quarter on both acquired receivables and Loewen generated sales and (ii) an increase in imputed interest on low interest contracts. These additional items reduced cemetery gross profits by approximately $25.7 million.

Insurance revenue decreased 3.8 percent to $23.3 million in the third quarter, compared to $24.2 million in the same quarter a year ago. In accordance with its agreement to sell First Capital Life Insurance Company of Louisiana to Life Re, results of First Capital have been excluded in the third quarter. The sale is expected to close in the fourth quarter for cash proceeds of approximately $24 million. The decrease in insurance revenue was partially offset by an increase in sales of pre-need


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funeral insurance generated through Company owned funeral homes. Insurance gross margin increased to 15.8 percent compared to 13.6 percent a year ago, due to lower commission and other operating costs.

      General and administrative expenses were $44.5 in the third quarter of 1998 compared to $46.2 in 1997. The 1998 expenses included the write-off of $14.9 million of previously capitalized costs for acquisitions and planned construction that are no longer being pursued. The 1997 expenses included costs for litigation and various asset write-downs aggregating $24.0 million.

      Depreciation and amortization expense increased to $29.8 million in the third quarter of 1998 from $17.9 million in 1997. The increase is primarily due to the write-off and accelerated amortization of various assets aggregating $8.1 million.

During the third quarter of 1998, the Company changed its policy for accounting for income taxes in accordance with the new standard of the Canadian Institute of Chartered Accountants. The provisions were applied retroactively with restatement of prior period financial statements such that at January 1, 1997, the cumulative effect on retained earnings was a decrease of $21.8 million. The effect of the change on the third quarter of 1998 was not significant.

During the third quarter of 1998, the Company has closed transactions to acquire 17 funeral homes and 14 cemeteries for approximately $44 million. Currently, the Company has in place signed agreements for the acquisition of 16 funeral homes and 10 cemeteries for an estimated total purchase price of $21 million.

Mr. Lundgren said, "Although the Company is implementing a number of operating improvements necessary for long-term growth, Salomon Smith Barney, under the oversight of a Special Advisory Committee to the Board of Directors, continues the process of identifying and evaluating opportunities to maximize shareholder value". He indicated such opportunities might include a sale of the company, strategic partnerships, combinations, dispositions or capital investments.

For the first nine months of 1998, revenues were $878.2 million, compared to revenues of $824.5 million in the same period in 1997 and net earnings were $7.8 million compared to net earnings of $11.0 million for the nine-month period one year ago. Fully diluted earnings per share for the nine months were $0.01 compared with fully diluted earnings per share of $0.06 in 1997.

The Loewen Group Inc. is the second largest funeral home and cemetery operator

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in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com

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Note: Certain of the statements contained in the press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.


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